Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
To Prospectus Dated October 6, 2006	Registration No. 333-137894

CORPORATE OFFICE PROPERTIES TRUST

COMMON SHARES OF BENEFICIAL INTEREST

This prospectus supplement no. 1 supplements and amends the prospectus dated October 6, 2006, relating to the resale from time to time by certain selling shareholders of our common shares of beneficial interest that may be issued in exchange for or on redemption of our 3.50% Exchangeable Senior Notes Due 2026.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The number of common shares issuable upon exchange of the notes shown in the table below assumes exchange of the full amount of notes held by each selling shareholder at the current conversion rate of 18.4284 common shares per $1,000 principal amount of notes.  This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. Information concerning other selling shareholders will be set forth in prospectus supplements from time to time, if required. The number of common shares owned by the other selling shareholders or any future transferee from any such holder assumes that they do not beneficially own any common shares other than the common shares that we may issue to them in exchange for or on redemption of the notes.

				Beneficial Ownership After Resale of Shares
Selling Shareholder	Number of Shares Beneficially Owned and Offered Hereby(1)		Percent of All Common Shares Beneficially Owned Before Resale(2)	Number of Shares	Percent

CSS, LLC+	64,499		*	—	*
GLG Market Neutral Fund	184,284		*	—	*
Grace Convertible Arbitrage Fund, Ltd.	55,285		*	—	*
Silvercreek Limited Partnership	89,562		*	—	*
Silvercreek II Limited	57,865		*	—	*
Wachovia Securities Intl. LTD+	147,427	(3)	*	—	*

*      Indicates less than one percent (1%).

+                 The selling shareholders identified with this symbol have identified that they are, or are affiliates of, registered broker-dealers. These selling shareholders have represented that they acquired their securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling shareholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act of 1933.

(1)          Represents the maximum number of common shares issuable in exchange for or on redemption of all of the selling shareholder’s notes, based on the current conversion rate applicable to the notes of 18.4284 common shares per $1,000 principal amount of notes. This conversion rate is, however, subject to adjustment.  As a result, the number of our common shares issuable upon conversion of the notes may increase or decrease in the future.

(2)          Calculated based on 42,810,978 common shares outstanding as of September 30, 2006.  In calculating this amount for each selling shareholder, we treated as outstanding the number of common shares in exchange for or on redemption of all that selling shareholder’s notes, but we did not assume conversion of any other selling shareholder’s notes.

(3)          Includes 110,497 common shares registered for sale by this selling shareholder pursuant to the prospectus.

Investing in our common shares involves risks.  See “Risk Factors” beginning on page 5 of the prospectus and included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 22, 2006